MORGAN STANLEY
                             SPECTRUM SERIES







        March 2006
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated April 25, 2005 and the Prospectus Supplement dated December 15, 2005.





                                                          Issued: April 28, 2006
[MORGAN STANLEY LOGO OMITTED]

 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                        1991  1992   1993  1994   1995   1996   1997  1998   1999   2000   2001
FUND                      %     %      %     %      %      %      %     %      %      %      %
-----------------------------------------------------------------------------------------------
Spectrum Currency ....   --      --    --    --     --     --     --    --     --   11.7   11.1
                                                                                  (6 mos.)
-----------------------------------------------------------------------------------------------
Spectrum Global
Balanced .............   --      --    --  (1.7)  22.8   (3.6)  18.2  16.4    0.8    0.9   (0.3)
                                         (2 mos.)
-----------------------------------------------------------------------------------------------
Spectrum Select ...... 31.2   (14.4) 41.6  (5.1)  23.6    5.3    6.2  14.2   (7.6)   7.1    1.7
                     (5 mos.)
-----------------------------------------------------------------------------------------------
Spectrum Strategic ...   --      --    --   0.1   10.5   (3.5)   0.4   7.8   37.2  (33.1)  (0.6)
                                         (2 mos.)
-----------------------------------------------------------------------------------------------
Spectrum Technical ...   --      --    --  (2.2)  17.6   18.3    7.5  10.2   (7.5)   7.8   (7.2)
                                         (2 mos.)
-----------------------------------------------------------------------------------------------



                                                            INCEPTION- COMPOUND
                                                             TO-DATE  ANNUALIZED
                      2002   2003   2004  2005    2006        RETURN    RETURN
FUND                    %      %      %      %      %           %          %
--------------------------------------------------------------------------------
Spectrum Currency ...  12.2    12.4  (8.0)(18.3)   (9.8)       6.2        1.1
                                                 (3 mos.)
--------------------------------------------------------------------------------
Spectrum Global
Balanced ............ (10.1)    6.2  (5.6)  4.2     2.8       56.5        4.0
                                                 (3 mos.)
--------------------------------------------------------------------------------
Spectrum Select .....  15.4     9.6  (4.7) (5.0)    3.8      184.8        7.4
                                                 (3 mos.)
--------------------------------------------------------------------------------
Spectrum Strategic ..   9.4    24.0   1.7  (2.6)   10.4       56.6        4.0
                                                 (3 mos.)
--------------------------------------------------------------------------------
Spectrum Technical ..  23.3    23.0   4.4  (5.4)    8.3      142.2        8.1
                                                (3 mos.)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
MARCH 2006

Dear Limited Partner:

     The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of March 31, 2006 was as follows:

FUND                         N.A.V.      % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $10.62                (5.00)%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $15.65                 2.14%
--------------------------------------------------------------------------------
Spectrum Select             $28.48                 3.53%
--------------------------------------------------------------------------------
Spectrum Strategic          $15.66                 7.96%
--------------------------------------------------------------------------------
Spectrum Technical          $24.22                 7.86%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Prior to May 2006, Spectrum Technical's subscriptions and redemptions were allocated evenly among the following trading advisors: John W. Henry & Co., Inc. ("JWH"), Campbell & Co., Inc. ("Campbell"), Chesapeake Capital Corporation ("Chesapeake") and Winton Capital Management Limited ("Winton"). Campbell has advised Demeter Management Corporation, the general partner of Spectrum Technical, that effective May 2006, it will no longer accept additional funds for management pursuant to the Financial, Metal & Energy Large Portfolio, which it trades for Spectrum Technical. As a result, effective May 2006, subscriptions will be allocated as follows: JWH (30%), Chesapeake (30%) and Winton (40%); redemptions will be allocated as follows: JWH (30%), Chesapeake (40%) and Winton (30%). This information updates and supplements the table under the "Use of Proceeds" section on page S-5 of the Supplement dated December 15, 2005 to the Spectrum Series Prospectus dated April 25, 2005.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

      [The following data represents a bar chart in the printed document.]

                                        MONTH ENDED      YTD ENDED
                                       MARCH 31, 2006  MARCH 31, 2006

                     Australian dollar       -0.38         -0.04
                     British pound           -0.71         -0.48
                     Euro                     -0.5         -1.59
                     Japanese yen            -0.72         -4.36
                     Swiss franc             -0.63         -2.82
                     Minor Currencies        -1.81         -0.03


      Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, and Czech koruna.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were experienced from long positions in the South African rand versus the U.S. dollar early in the month after the value of the rand weakened on rumors of an economic slow-down in South Africa. Further losses were recorded from newly established short positions in the South African rand later in the month as the value of the rand reversed higher after the South African government released a report stating that the country has attracted foreign banks and investors in recent years, because political and economic stability has settled in some of the region's troubled countries.

> Additional losses resulted from both long and short positions in the Polish zloty against the U.S. dollar as the value of the zloty moved without consistent direction amid conflicting economic data out of Poland.

> Elsewhere, losses were experienced from short positions in the euro and the Swiss franc relative to the U.S. dollar as the value of these European currencies moved higher after the release of generally positive economic data from the euro-zone reinforced expectations that European interest rates would continue to rise.

> Additional losses were recorded from long positions in the U.S. dollar relative to the Japanese yen as the value of the yen reversed higher after comments from U.S. Treasury Undersecretary Adams warning Japan against preventing the yen from strengthening. The value of the U.S. dollar was also negatively affected by worries regarding the U.S. trade deficit.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES: (CONTINUED)

> Long positions in the British pound relative to the U.S. dollar resulted in further losses as the value of the pound finished lower after news that Gross Domestic Product in the United Kingdom for all of 2005 was weaker-than-expected.

> Finally, losses were incurred from long positions in the Mexican peso and Brazilian real as the value of these currencies weakened on political uncertainty in these countries.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> A portion of the losses experienced in minor currencies was offset by gains experienced from short positions in the New Zealand dollar versus the U.S. dollar as the value of the New Zealand dollar continued to trend lower on expectations for an economic slow-down in New Zealand.


--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

      [The following data represents a bar chart in the printed document.]

                                    MONTH ENDED      YTD ENDED
                                   MARCH 31, 2006   MARCH 31, 2006

                  Currencies              -0.46         -0.74
                  Interest Rates           1.41         -0.46
                  Stock Indices            1.31             4
                  Energies                -0.25         -0.46
                  Metals                    0.2          0.46
                  Agriculturals           -0.01          0.08

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global interest rate sector, short positions in U.S. and European interest rate futures recorded gains as prices continued to trend lower amid strength in regional equity markets and generally strong economic data across the Unites States and the European Union. Also contributing to lower prices was the belief that U.S. and European interest rates will continue to rise.

> In the global stock indices, long positions in European and Australian equity index futures experienced gains as prices moved higher on global mergers and strength in the technology sector. Furthermore, strong natural resource stocks buoyed the value of Australian stocks.

> In the metals markets, long futures positions in zinc and copper resulted in gains as prices advanced on a strong U.S. manufacturing survey from the Institute of Supply Management and news that China's pace of industrial production remains strong. Additional gains were experienced from long positions in gold futures as prices increased amid news of strong demand from foreign central banks.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency sector, losses were incurred from short positions in the euro and the Swiss franc relative to the U.S. dollar as the value of these European currencies moved higher after the release of generally positive economic data from the euro-zone reinforced expectations that European interest rates would continue to rise. The value of the euro then reversed lower against the U.S. dollar towards the second half of the month amid negative economic data regarding European consumer spending, resulting in losses from newly established long positions. Additional losses were experienced from short positions in the South African rand later in the month as the value of the rand reversed higher after the South African government released a report stating that the country has attracted foreign banks and investors in recent years, because political and economic stability has settled in some of the region's troubled countries.

> Within the energy markets, short positions in crude oil futures resulted in losses as prices increased early in the month as news of geopolitical tensions in Nigeria and Iran supported supply fears. Prices then continued to move higher towards the end of the month on concerns regarding the possibility of economic sanctions by the United Nations against Iran, one of the world's largest oil producers.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

     [The following data represents a bar chart in the printed document.]

                                    MONTH ENDED      YTD ENDED
                                   MARCH 31, 2006   MARCH 31, 2006

                Currencies               -1.1         -2.79
                Interest Rates           3.87           3.2
                Stock Indices            0.58          2.31
                Energies                -0.19         -0.61
                Metals                   1.07          2.79
                Agriculturals            -0.2          0.01

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global interest rate sector, gains were recorded from short positions in United States, European, and Japanese interest rate futures as global bond prices continued to trend lower amid strength in regional equity markets and generally strong economic data across the United States, the European Union, and Japan. Also contributing to lower prices were higher interest rates in the United States and the European Union, as well as the belief that Japan may follow suit by raising interest rates and effectively ending its "ultra-easy" monetary policy.

> In the metals markets, long positions in copper futures recorded gains as prices continued to advance on a strong U.S. manufacturing survey from the Institute of Supply Management and news that China's pace of industrial production remains strong. Further supporting copper prices was news of a strike at a copper mine in Mexico. Additional gains were experienced from long positions in silver futures as prices approached a 22-year high on hopes that a silver-backed Exchange Traded Fund would soon launch and create greater investment interest in the metal.

> In the global stock indices, long positions in European, Australian, and Japanese equity index futures experienced gains as prices moved higher on global mergers and strength in the technology sector. Furthermore, strong natural resource stocks buoyed the value of Australian stocks, while Japanese equity prices benefited from news that commercial land prices in Japan's major metropolitan areas staged their first meaningful price increase since the 1990s and general investor sentiment that the full recovery of the Japanese economy is possibly underway.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency sector, losses were experienced from long positions in the British pound relative to the U.S. dollar as the value of the pound finished lower after news that Gross Domestic Product in the United Kingdom for all of 2005 was weaker-than-expected. Additional losses were incurred from short positions in the euro and the Swiss franc relative to the U.S. dollar as the value of these European currencies moved higher after the release of generally positive economic data from the euro-zone reinforced expectations that European interest rates would continue to rise. Elsewhere in the currency markets, losses were experienced from long positions in the Canadian dollar against the U.S. dollar as the value of the Canadian dollar decreased on sentiment that the Bank of Canada has reached the end of its rate increases and news that the Canadian economy edged up 0.2 percent in January, a pace slower than that of the previous three months. Smaller losses incurred from long positions in the U.S. dollar relative to the Japanese yen as the value of the yen reversed higher after comments from U.S. Treasury Undersecretary Adams warning Japan against preventing the yen from strengthening. Finally, losses resulted from long positions in the Mexican peso versus the U.S. dollar as the value of the peso reversed lower on political uncertainty in Mexico.

>    Within  the  agricultural  markets,   losses  were  experienced  from  long
     positions in wheat and corn futures as prices fell on forecasts for above-average rainfall in U.S. growing regions.

> Within the energy markets, short futures positions in crude oil and unleaded gasoline resulted in losses as prices increased early in the month as news of geopolitical tensions in Nigeria and Iran supported supply fears. Prices then continued to move higher towards the end of the month on concerns regarding the possibility of economic sanctions by the United Nations against Iran, one of the world's largest oil producers.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

     [The following data represents a bar chart in the printed document.]

                                    MONTH ENDED      YTD ENDED
                                   MARCH 31, 2006   MARCH 31, 2006

                Currencies              -0.63          -1.79
                Interest Rates           1.74           2.46
                Stock Indices            1.01           1.76
                Energies                 1.48          -1.35
                Metals                   3.95           9.24
                Agriculturals            1.44           4.03

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the metals markets, long futures positions in zinc, copper, and aluminum resulted in gains as prices advanced on a strong U.S. manufacturing survey from the Institute of Supply Management and news that China's pace of industrial production remains strong. Additional gains were experienced from long positions in gold futures as prices increased amid news of strong demand from foreign central banks.

> In the global interest rate sector, gains were recorded from short positions in U.S., European, and Japanese interest rate futures as global bond prices continued to trend lower amid strength in regional equity markets and generally strong economic data released across the United States, the European Union, and Japan. Also contributing to lower prices were higher interest rates in the U.S. and the European Union, as well as the belief that Japan may follow suit by raising interest rates and effectively ending its "ultra-easy" monetary policy.

> Within the energy markets, long futures positions in unleaded gasoline resulted in gains as prices increased early in the month as news of geopolitical tensions in Nigeria and Iran supported supply fears. Prices then continued to move higher towards the end of the month on concerns regarding the possibility of economic sanctions by the United Nations against Iran, one of the world's largest oil producers.

> In the agricultural markets, long positions in sugar futures experienced gains as prices received a boost after the U.S. government announced plans to increase the amount of sugar it would import from several Caribbean countries.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING GAINS: (CONTINUED)

> In the global stock indices, long positions in European and Japanese equity index futures experienced gains as prices moved higher on global mergers and strength in the technology sector. Furthermore, Japanese equity prices benefited from news that commercial land prices in Japan's major metropolitan areas staged their first meaningful price increase since the 1990s and general investor sentiment that the full recovery of the Japanese economy is underway.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency sector, losses were incurred from short positions in the euro and the Swiss franc relative to the U.S. dollar as the value of these European currencies moved higher after the release of generally positive economic data from the euro-zone reinforced expectations that European interest rates would continue to rise. Additional losses were experienced from long positions in the British pound relative to the U.S. dollar as the value of the pound finished lower after news that Gross Domestic Product in the United Kingdom for all of 2005 was weaker-than-expected. Elsewhere in the currency markets, losses were experienced from long positions in the Canadian dollar against the U.S. dollar as the value of the Canadian dollar decreased on sentiment that the Bank of Canada has reached the end of its rate increases and news that the Canadian economy edged up 0.2 percent in January, a pace slower than that of the previous three months.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

     [The following data represents a bar chart in the printed document.]

                                    MONTH ENDED      YTD ENDED
                                   MARCH 31, 2006   MARCH 31, 2006

               Currencies               0.58           -2.18
               Interest Rates           3.22             1.3
               Stock Indices             1.7            5.07
               Energies                 0.65           -0.25
               Metals                   1.46            4.72
               Agriculturals            0.96            1.28

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global interest rate sector, gains were recorded from short positions in U.S., European, and Japanese interest rate futures as global bond prices continued to trend lower amid strength in regional equity markets and generally strong economic data across the United States, the European Union, and Japan. Also contributing to lower prices were higher interest rates in the U.S. and the European Union, as well as the belief that Japan may follow suit by raising interest rates and effectively ending its "ultra-easy" monetary policy.

> In the global stock indices, long positions in European, Australian, and Japanese equity index futures experienced gains as prices moved higher on global mergers and strength in the technology sector. Furthermore, strong natural resource stocks buoyed the value of Australian stocks, while Japanese equity prices benefited from news that commercial land prices in Japan's major metropolitan areas staged their first meaningful price increase since the 1990s and general investor sentiment that the full recovery of the Japanese economy is underway. Smaller gains were experienced from long positions in U.S. stock index futures as prices increased towards the beginning of the month after strong earnings in the banking and financial services sectors.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING GAINS: (CONTINUED)

> In the metals markets, long positions in copper futures recorded gains as prices continued to advance on a strong U.S. manufacturing survey from the Institute of Supply Management and news that China's pace of industrial production remains strong. Further supporting copper prices was news of a strike at a copper mine in Mexico. Additional gains were experienced from long positions in silver futures as prices approached a 22-year high on hopes that a silver-backed Exchange Traded Fund would soon launch and create greater investment interest in the metal.

> Within the agricultural complex, short positions in lean hog and live cattle futures recorded gains as prices weakened amid concern for Foot-and-Mouth disease tainted inventories. Live cattle prices also moved lower after the U.S. Department of Agriculture confirmed that a positive test result for Mad Cow Disease was attributed to an animal in Alabama.

> Within the energy markets, long futures positions in crude oil resulted in gains as prices increased early in the month as news of geopolitical tensions in Nigeria and Iran supported supply fears. Prices then continued to move higher towards the end of the month on concerns regarding the possibility of economic sanctions by the United Nations against Iran, one of the world's largest oil producers.

> In the currency sector, long U.S. dollar positions relative to the Japanese yen, New Zealand dollar, and the Canadian dollar recorded gains as the value of the U.S. dollar moved higher against these currencies amid expectations that the U.S. Federal Reserve would continue lifting U.S. interest rates to fend off inflation. In addition, the value of the New Zealand dollar was pulled lower on negative economic data out of that country, while the value of the Canadian dollar decreased on sentiment that the Bank of Canada has reached the end of its rate increases and news that the Canadian economy edged up 0.2 percent in January, a pace slower than that of the previous three months.

 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

 FOR THE MONTH ENDED MARCH 31, 2006 (UNAUDITED)


                                       MORGAN STANLEY                     MORGAN STANLEY
                                     SPECTRUM CURRENCY               SPECTRUM GLOBAL BALANCED
                                 ---------------------------        ---------------------------
                                           PERCENTAGE OF                       PERCENTAGE OF
                                            MARCH 1, 2006                      MARCH 1, 2006
                                             BEGINNING                          BEGINNING
                                 AMOUNT    NET ASSET VALUE          AMOUNT    NET ASSET VALUE
                              -----------  ---------------       -----------  ---------------
                                      $            %                   $            %
INVESTMENT INCOME
   Interest income (Note 2)        574,893       .30                  169,162        .38
                              ------------   -------             ------------     ------

EXPENSES
   Brokerage fees (Note 2)         731,647       .38                  168,756        .38
   Management fees (Note 3)        318,108       .17                   45,859        .10
                              ------------   -------             ------------     ------
     Total Expenses              1,049,755       .55                  214,615        .48
                              ------------   -------             ------------     ------

NET INVESTMENT LOSS               (474,862)     (.25)                 (45,453)      (.10)
                              ------------   -------             ------------     ------

TRADING RESULTS
Trading profit (loss):
   Realized                     (5,443,038)    (2.85)                 336,418        .76
   Net change in unrealized     (3,617,515)    (1.90)                 650,583       1.48
                              ------------   -------             ------------     ------
     Total Trading Results      (9,060,553)    (4.75)                 987,001       2.24
                              ------------   -------             ------------     ------

NET INCOME (LOSS)               (9,535,415)    (5.00)                 941,548       2.14
                              ============   =======             ============     ======


 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------

 FOR THE MONTH ENDED MARCH 31, 2006 (UNAUDITED)


                                      MORGAN STANLEY                       MORGAN STANLEY
                                     SPECTRUM CURRENCY                SPECTRUM GLOBAL BALANCED
                              ------------------------------    -----------------------------------
                                                        PER                                    PER
                                  UNITS     AMOUNT      UNIT        UNITS         AMOUNT       UNIT
                                 -------    ------      ----       -------        ------       ----
                                               $         $                           $          $
Net Asset Value,
   March 1, 2006           17,078,055.944  190,864,442  11.18    2,872,627.373   44,023,211   15.33
Net Income (Loss)                      --   (9,535,415)  (.56)              --      941,548     .32
Redemptions                 (490,143.683)   (5,205,326) 10.62      (73,879.067)  (1,156,207)  15.65
Subscriptions                 186,543.328    1,981,090  10.62       27,593.179      431,833   15.65
                          ---------------  -----------           -------------   ----------
Net Asset Value,
   March 31, 2006          16,774,455.589  178,104,791  10.62    2,826,341.485   44,240,385   15.65
                          ===============  ===========           =============   ==========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

 FOR THE MONTH ENDED MARCH 31, 2006 (UNAUDITED)

                                       MORGAN STANLEY                     MORGAN STANLEY               MORGAN STANLEY
                                       SPECTRUM SELECT                  SPECTRUM STRATEGIC           SPECTRUM TECHNICAL
                                 ---------------------------        ---------------------------  ---------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                PERCENTAGE OF
                                             MARCH 1, 2006                      MARCH 1, 2006                MARCH 1, 2006
                                               BEGINNING                          BEGINNING                    BEGINNING
                                  AMOUNT    NET ASSET VALUE          AMOUNT    NET ASSET VALUE     AMOUNT   NET ASSET VALUE
                                 --------   ----------------        --------   ----------------  ---------  ----------------

                                      $            %                     $            %               $            %
INVESTMENT INCOME
   Interest income (Note 2)      1,616,762       .31                  522,841        .31         2,243,178       .31
                              ------------     -----             ------------      -----      ------------     -----

EXPENSES
   Brokerage fees (Note 2)       2,637,061       .50                  855,979        .50         3,585,530       .50
   Management fees (Note 3)      1,254,212       .24                  394,371        .24         1,584,365       .22
   Incentive fees (Note 3)              --        --                  786,153        .46         3,415,889       .48
                              ------------     -----             ------------      -----      ------------     -----
     Total Expenses              3,891,273       .74                2,036,503       1.20         8,585,784      1.20
                              ------------     -----             ------------      -----      ------------     -----

NET INVESTMENT LOSS             (2,274,511)     (.43)              (1,513,662)      (.89)       (6,342,606)     (.89)
                              ------------     -----             ------------      -----      ------------     -----

TRADING RESULTS
Trading profit (loss):
   Realized                      5,194,981       .98                1,344,339        .79         6,032,997       .84
   Net change in unrealized     15,720,499      2.98               13,792,377       8.06        56,689,881      7.91
                              ------------     -----             ------------      -----      ------------     -----
     Total Trading Results      20,915,480      3.96               15,136,716       8.85        62,722,878      8.75
                              ------------     -----             ------------      -----      ------------     -----

NET INCOME                      18,640,969      3.53               13,623,054       7.96        56,380,272      7.86
                              ============     =====             ============      =====      ============     =====


 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------

 FOR THE MONTH ENDED MARCH 31, 2006 (UNAUDITED)

                                  MORGAN STANLEY                 MORGAN STANLEY                        MORGAN STANLEY
                                  SPECTRUM SELECT              SPECTRUM STRATEGIC                   SPECTRUM TECHNICAL
                          ------------------------------- --------------------------------- -----------------------------------
                                                  PER                                  PER                               PER
                             UNITS     AMOUNT     UNIT       UNITS      AMOUNT         UNIT      UNITS       AMOUNT      UNIT
                            -------    -----      ----      -------     -----          ----     -------      ------      ----
                                          $         $                     $             $                      $           $
Net Asset Value,
   March 1, 2006    19,172,562.688   527,412,200  27.51  11,802,927.776   171,195,783  14.50  31,937,958.051  717,106,060   22.45
Net Income                      --    18,640,969    .97              --    13,623,054   1.16              --   56,380,272    1.77
Redemptions           (376,271.922)  (10,716,225) 28.48    (190,734.144)   (2,986,897) 15.66    (568,194.959) (13,761,682)  24.22
Subscriptions          268,063.815     7,634,457  28.48     171,335.080     2,683,107  15.66     506,980.911   12,279,078   24.22
                    --------------   -----------         --------------   -----------         --------------  -----------

Net Asset Value,
   March 31, 2006   19,064,354.581   542,971,401  28.48  11,783,528.712   184,515,047  15.66  31,876,744.003  772,003,728   24.22
                    ==============   ===========         ==============   ===========         ==============  ===========


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS & Co. For Spectrum Strategic and Spectrum Technical, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.
   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of

 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage fees for Spectrum Select, Spectrum Strategic, and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.
   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly managementfees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to each of Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.


MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                   Demeter Management Corporation
                   330 Madison Avenue, 8th Floor
                   New York, NY 10017

[MORGAN STANLEY LOGO OMITTED]

ADDRESS SERVICE REQUESTED










[GRAPHIC OMITTED] printed on recycled paper
                  DWS 38221-09